Exhibit 99.1

News Release

INTERNATIONAL PAPER PROPOSES TO ACQUIRE TEMPLE-INLAND

FOR $30.60 PER SHARE IN CASH

The Offer Represents a 44% Premium to Temple-Inland Shareholders

Delivers Significant Near Term Value for Shareholders of Both Companies

IP Expects Substantial Synergies and Earnings Accretion in Year One

MEMPHIS, Tenn., June 6th, 2011 – International Paper (NYSE: IP) today announced that it has proposed to acquire all of the outstanding shares of Temple-Inland (NYSE: TIN) for $30.60 per share in cash. Under the terms of the proposal, the offer represents a 44% premium to Temple-Inland’s price as of noon EDT, June 6th, 2011 ($21.21). International Paper’s offer, which is backed by committed financing from UBS Investment Bank, is contingent on appropriate documentation and regulatory approval, which International Paper believes can be obtained.

International Paper first communicated its proposal verbally to the chairman of Temple-Inland on May 17th, 2011. Subsequently, there has been a call, a face-to-face meeting between the two sides and two letters of correspondence from the chairman of International Paper to the chairman of Temple-Inland. International Paper was informed in a letter from Temple-Inland’s chairman dated June 4, 2011 that the Board of Temple-Inland has unanimously rejected International Paper’s proposal. In response, International Paper today sent a letter to Temple-Inland expressing its continued interest in pursuing an acquisition (the full text of that letter is below).

International Paper chairman and CEO John Faraci said, “We are very disappointed with the response of Temple-Inland’s Board of Directors. We believe that our proposal offers clearly superior and compelling value to Temple-Inland’s shareholders. Our proposal reflects the future business plans and economic outlook for Temple-Inland and for the sector, and incorporates a significant portion of the cost savings resulting from the merger of International Paper and Temple-Inland, while at the same time creating value for International Paper shareholders.”

The offer reflects the potential cyclical improvement in Temple-Inland’s building products segment and International Paper’s willingness to share a portion of the significant synergies available from the transaction with Temple-Inland shareholders. International Paper is prepared to consider all alternatives to successfully complete this transaction.

Investor Webcast

The company will hold a webcast at 5:00 p.m. EDT/4:00 p.m. CDT today. All interested parties are invited to listen to the call live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541 and ask to be connected to the International Paper Investor Call. The conference ID number is 73833494. Participants should call in no later than 4:45 p.m. EDT/3:45 p.m. CDT. An audio-only replay will be available for four weeks following the call. To access the replay, dial +1 (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter 73833494.

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the Company’s North American distribution company. Headquartered in Memphis, Tennessee the company employs about 59,500 people in more than 24 countries and serves customers worldwide. 2010 net sales were more than $25 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

All statements included or incorporated by reference in this communication other than statements or characterizations of historical fact, are forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; (ii) increases in interest rates; (iii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products; (iv) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (v) unanticipated expenditures related to the cost of compliance with existing and new environmental and other governmental regulations and to actual or potential litigation; and (vi) whether we experience a material disruption at one of our manufacturing facilities and risks inherent in conducting business through a joint venture. We undertake no obligation to publicly update any statements or information relating to this release or the offer described above, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s SEC filings.

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Contacts:

Media: Thomas J. Ryan, 901-419-4333; Investors: Glenn Landau, 901-419-1731; and Emily Nix, 901-419-4987

The letter sent to Temple Inland from International Paper is attached

John V. Faraci	6400 POPLAR AVENUE
Chairman and Chief Executive Officer	MEMPHIS, TN 38197 USA

T 901 419 7150
F 901 419 4633
john.faraci@ipaper.com

June 6, 2011

Mr. Doyle R. Simons

Chairman & CEO

Temple-Inland, Inc.

1300 South Mopac Expressway

Austin, TX 78746

Dear Doyle:

International Paper is very disappointed by your Board’s rejection of our proposal to acquire Temple-Inland for $30.60 per share in cash, which represents a 44% premium to your market price at noon EDT today ($21.21). We continue to believe that our proposal represents a highly attractive offer for Temple-Inland and fairly rewards your shareholders for potential future operational and cyclical improvement as well as the potential synergies in a combination of our two businesses. Given the complete lack of interest expressed by your Board’s unanimous rejection of our proposal, we are compelled to take our offer directly to your shareholders.

Following our initial proposal communicated by telephone on May 17th and our face-to-face discussion on May 26th, we did not receive a substantive response until June 4th - almost three weeks after our initial contact. We believe your refusal to engage in discussions with us reflects an unrealistic view of the outlook for your portfolio of businesses, especially given the slow growth of the packaging industry and the low likelihood of a meaningful rebound in building products for at least the next several years.

The Temple-Inland recovery program referenced in your letter, including your focus on ROI, Box Plant Transformation I & II, the current industry dynamics and the cost structure of your building products operation, are already, in our judgment, fully reflected in your share price. Our ability to provide a cash offer at more than a 40% premium to market reflects not only the quality and fundamentals of your existing business, but also a very substantial portion of the significant cost savings that would result from the combination of the businesses and that are not otherwise available to you – and it gives all of that value to your shareholders immediately in cash, while ensuring a fair return for our own stockholders. After all, based on the information available in the public domain, the highest analyst forecast for your share price in the next 12-18 months is $29 per share.

Our offer is also at a price well above other relevant data points. Based on analyst consensus estimates, the offer multiple of 9.2x 2011E EBITDA (including $385 million timber monetization liability as well as $828 million of net debt including minority interest, both of which we believe are correct) is materially above that paid by us to Weyerhaeuser for their corrugated packaging business and that paid by Rock-Tenn to Smurfit-Stone. As the two most recent transactions in this sector, we disagree with your characterization that these two transactions are not comparable to our proposal. In fact, our valuation fully accounts for the fundamental differences between your company and these two other companies as reflected by the very significant premium in our proposal.

It is important to underscore that since January 2008 your return to shareholders, including reinvested dividends, has been only 6% per year. In that context, our proposal allows your shareholders to realize today, in cash, all of the potential future benefits that you may, or may not, deliver through cyclical and operational improvement.

This is the right time for you and the Temple-Inland Board to reconsider our proposed transaction. The economic recovery is slow. This in turn implies a slow recovery in packaging markets and box demand. In addition, the continued difficult housing market conditions mean that it is highly unlikely that your building products segment will be able to deliver significant earnings improvement, at least for the next few years. It would be in the best interests of Temple-Inland and your customers, employees, shareholders and other constituents for you to accept our proposal in a mutually beneficial negotiated transaction.

Your characterization of the regulatory issues in your letter is incorrect. We have studied these issues very thoroughly with the assistance of outside, independent experts. We believe we can obtain all required approvals, and we would be able to demonstrate this to you if you simply agreed to engage with us. We have also suggested repeatedly that a simple confirmatory due diligence process would lead to achieving the best price for your shareholders. We could complete our confirmatory due diligence and finalize the terms of a transaction in a few days.

In order to move forward quickly, we have retained Evercore Partners and UBS Investment Bank as our financial advisors and Debevoise & Plimpton as our legal advisor, which, alongside our senior management, have already completed extensive analysis and due diligence based on publicly available information. We have also obtained a debt financing commitment from UBS Investment Bank in an amount sufficient to consummate this transaction.

International Paper is committed to a transaction with Temple-Inland. Given the substantial value represented by our offer and the unique benefits of a transaction with us, we are confident that Temple-Inland’s shareholders will support our proposal. We have taken the step of making this letter public to explain directly to your shareholders our proposal, our actions and our commitment. Your refusal to engage with us will only further delay the ability of your shareholders to receive the substantial value represented by our all-cash offer.

We are ready to meet with you and your team immediately to discuss next steps toward achieving a friendly, negotiated transaction.

Yours sincerely,